Exhibit 10.32

Orchestra BioMed, Inc.
Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 31, 2018 (the “Effective Date”), by and between Orchestra BioMed, Inc., a Delaware corporation (the “Company”), and Yuval Mika (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the employment of Executive by the Company and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment. During the Employment Period (as defined below), the Company hereby agrees to employ Executive as Chief Technology Officer & General Manager, Cardiac Neuromodulation of the Company, and Executive hereby accepts such employment and agrees to serve as Chief Technology Officer & General Manager, Cardiac Neuromodulation, all in accordance with the terms and conditions of this Agreement. Executive hereby represents and warrants that neither Executive’s entry into this Agreement nor Executive’s performance of Executive’s obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Executive is a party or by which Executive is bound, including, without limitation, any non-competition agreement, non-solicitation agreement or confidentiality agreement or policy entered into by Executive or to which Executive is subject.

2. Term of Employment. The term of Executive’s employment under this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 8 hereof (such term, the “Employment Period”).

3. Position and Responsibilities. During the Employment Period: (a) Executive shall serve in the position of Chief Technology Officer & General Manager, Cardiac Neuromodulation; (b) Executive shall have the duties, responsibilities, functions and authority, including administrative, financial, executive and managerial, as shall be designated by the Company’s Chief Executive Officer (“CEO”) or Chief Operating Officer (“COO”) from time to time; (c) Executive will use his best efforts to promote the interests, prospects, condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner; and (d) Executive shall comply at all times with all policies and codes of conduct of the Company, as such policies and codes may change from time to time.

4. Compensation.

(a) Salary. During the Employment Period, the Company shall pay to Executive a base salary at the rate of $388,800 per annum (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard payroll practices in effect from time to time.

(b) Bonus. Commencing on the Effective Date, in addition to the Base Salary, Executive shall be eligible to receive a discretionary annual bonus during each fiscal year of the Employment Period. Such bonus amount, and the performance metrics and goals required to receive such bonus amount, shall be determined by the Board based on appropriate comparative benchmarks within sixty (60) days following the commencement of each fiscal year. The bonus, if any, payable under this Section 4(b) shall be paid within thirty (30) days following receipt of the Company’s audited financial statements for the applicable fiscal year, unless such payment is delayed due to an unforeseeable administrative impracticability, in which case, such bonus will be paid as soon as administratively practicable thereafter, but in no event later than the end of the fiscal year immediately following the applicable fiscal year; provided that Executive is an employee in good standing with the Company at such time of payment and Executive has not breached any provision of this Agreement.

(c) Equity Interest. Company shall award Executive common stock of the Company (the “Common Shares”) or options to acquire the same, in an amount representing, in the aggregate, the Equity Award Percentage (as defined below). Within sixty (60) days after each of the Private Placement Date and the Follow-on Offering Date (as each such term is defined below), the Company will provide Executive with a written notice of the then-current fair market value of the Common Shares, and, within thirty (30) days of the receipt of such fair market value, Executive shall elect in a written notice to the Company the allocation of the award as between Restricted Shares (as defined below) and an Option Grant (as defined below) (such notice, the “Executive Award Allocation”).

(i) Defined Terms. For the purposes of this Agreement, the following defined terms shall be construed to have the meanings set forth or referenced below.

(1) “Equity Award Percentage” means one and one half percent (1.5%) of the fully diluted Common Shares outstanding as of each of (i) the Private Placement Date and (ii) the Follow-on Offering Date.

(2) “Follow-on Offering Date” means the earlier of (i) the date of the final closing of the Follow-on Offering (as such term is defined in that certain Investor Rights Agreement dated as of the Effective Date), and (ii) the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock under the Securities Act.

(3) “Private Placement Date” means the date of the final closing of the private placement of Company securities conducted under that certain Private Placement Memorandum dated January 22, 2018, as supplemented.

(4) “Equity Vesting Schedule” means that thirty-three percent (33%) of any options or restricted stock awarded to the Executive shall be fully vested at the time of the award and sixty-seven percent (67%) of any options or restricted stock award to the Executive shall vest on a quarterly basis (on the last day of each quarter) over three years, with the first vesting date being the end of the first calendar quarter after the date of the award.

(ii) Options Award. Upon the receipt of each the Executive Award Allocation, the Company shall take all necessary action to issue to the Executive an option grant (“Option Grant”) to purchase shares of common stock of the Company (the “Common Shares”) in the amount (if any) set forth in such Executive Award Allocation. Such options shall vest according to the Equity Vesting Schedule. The Option Grant shall contain the following additional terms:

(1) Upon the “change-in-control” of the Company, any unvested options shall become fully vested. “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from a bona fide equity financing event or public offering of the stock of the Company.

(2) If the Executive is terminated without Cause (as defined below) any unvested options shall become fully vested.

(3) If the all of the assets related to BackBeat Medical, Inc. are sold, any unvested options shall become fully vested.

(iii) Grant of Restricted Shares. Upon the receipt of each Executive Award Allocation, the Company shall take all necessary action to grant to the Executive, subject to the terms and conditions of a restricted stock award agreement pursuant to the Company’s equity incentive plan, the number of Common Shares, if any, set forth in such Executive Award Allocation (the “Restricted Shares”), such shares shall vest according to the Equity Vesting Schedule. The Restricted Shares may not be transferred by the Executive, other than by the laws of descent and distribution or to a trust or similar vehicle created for estate planning purposes, prior to the second anniversary of the Effective Date. Any stock certificates evidencing shares of Restricted Shares will bear a legend evidencing such restriction as set forth in the Restricted Stock Award Agreement.

(d) Strategic Transaction Bonus. In the event that Executive is employed by the Company at the time of the consummation of a licensing arrangement, distribution agreement or asset sale related to the BackBeat Cardiac Neuromodulation Therapy product of the Cardiac Neuromodulation business unit of the Company (any of the foregoing, a “Strategic Transaction”), Executive will be entitled to a cash bonus out of net cash proceeds received by the Company as a result of such Strategic Transaction over the entire term of such Strategic Transaction (less taxes and other required withholdings) equal to 0.75% of the net proceeds up to $250 million, 1% of the net proceeds over $250 million up to $500 million, and 1.25% of the net proceeds over $500 million (such amount the “Strategic Bonus Amount”). Executive’s entitlement to the Strategic Bonus Amount shall vest as follows: thirty-three percent (33%) immediately upon closing of such Strategic Transaction and sixty-seven percent (67%) on an annual basis over two (2) years, with the first vesting date being the one-year anniversary of the consummation of the Strategic Transaction) such that one-third (1/3) of the Strategic Bonus Amount shall be paid within thirty (30) days of each such vesting date. If the Executive is terminated without Cause (as defined below) any unvested portion of the Strategic Bonus Amount shall become fully vested and Executive shall be paid any remaining vested amounts within ninety (90) days of such termination. If Executive is terminated for Cause (as defined below), death or disability or if Executive voluntarily resigns, then any unvested portions of the Strategic Bonus Amount shall be immediately forfeit and Executive shall have no right to the payment thereof.

5. Benefit Plans. During the Employment Period, Executive shall be eligible to participate in and receive benefits under the employee benefit plans, equity incentive plans, practices, policies, perquisites and programs established and maintained by the Company from time to time for which employees of the Company are generally eligible, in each case, subject to the eligibility and participation requirements thereof; provided that the Company shall pay (or in the case of another company paying, reimbursing) seventy-five percent (75%) of the cost of health insurance premiums and Executive paying for the remainder.

6. Business Expenses. The Company, in accordance with policies and practices established by the Company from time to time, will pay or reimburse Executive for all expenses reasonably incurred by Executive during the Employment Period in connection with the performance of Executive’s duties under this Agreement; provided, that Executive shall provide to the Company reasonable documentation or evidence of expenses for which Executive seeks reimbursement in accordance with the policies and procedures established by the Company from time to time. Executive shall be entitled to business class travel for all air travel related to the performance of his services hereunder that exceeds four hours’ scheduled flying time in duration

7. Paid Time Off. Executive shall be entitled, during the Employment Period, to four (4) weeks of paid vacation and sick time in each calendar year. Accrued vacation and sick time not taken in any calendar year may not be carried forward or be usable in any subsequent calendar year, nor shall Executive be entitled to compensation for unused vacation or sick days during the Employment Period or upon termination of employment. Paid holidays may be taken in accordance with the holiday policy and schedule of the Company as from time to time in effect.

8. Termination.

(a) Termination For Cause. The Company may terminate the Employment Period immediately upon the occurrence of any of the following events (each of which shall constitute “Cause”):

(i) Gross negligence or willful misconduct in performance of the Executive’s duties hereunder;

(ii) After written notice to Executive setting forth in reasonable detail the basis for such termination upon Executive’s material breach of any of Executive’s obligations under this Agreement other than Section 9;

(iii) Executive’s failure to obey a material lawful directive that is from the Board and appropriate to his position;

(iv) Executive’s material breach of any of Executive’s obligations under Section 9;

(v) Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for, any felony or any misdemeanor involving theft, fraud, dishonesty or moral turpitude;

(vi) fraud or embezzlement against the Company; or

(vii) any other act or omission that results, or could reasonably be expected to result, in material harm to the business, reputation or prospects of the Company.

If the Employment Period is terminated pursuant to this Section 8(a), the Company shall have no further obligation to Executive except for (i) payment of Base Salary accrued but unpaid through the date of termination and (ii) subject to the provisions of Section 6, reimbursement of any expense properly incurred by Executive through the date of termination (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid in accordance with applicable state law and in no event later than thirty (30) days after the date of termination.

(b) Termination upon Executive’s Death or Disability. The Employment Period shall terminate immediately upon the death or disability of Executive. If the Employment Period is terminated pursuant to this Section 8(b), the Company shall have the following obligations to Executive (or his estate) (i) the payment of the Accrued Obligations, which shall be paid in accordance with Section 8(a), and (ii) the payment of Severance Obligations, which shall be paid in accordance with Section 8(f).

(c) Termination by the Company without Cause. The Company may terminate the Employment Period without Cause upon thirty (30) days prior written notice to Executive. If the Employment Period is terminated pursuant to this Section 8(c), the Company shall have the following obligations to Executive (or his estate): (i) Payment of all Accrued Obligations, which shall be paid in accordance with Section 8(a); (ii) payment of the Severance Obligations as described in Section 8(f); and (iii) payment of the Strategic Bonus Amount as described in Section 4(d).

(d) Voluntary Resignation by Executive. Executive may terminate the Employment Period for any reason upon not less than ten (10) days’ prior written notice. If the Employment Period is terminated pursuant to this Section 8(d), the Company shall have no further obligation to Executive except for Accrued Obligations, which shall be paid in accordance with Section 8(a), provided that he shall have sixty (60) days from such resignation to exercise any vested stock options. Further, if the Executive decides to retire at age 65, he shall be treated in accordance with Section 8(c).

(e) Reserved.

(f) Severance Payments. In the event Executive’s employment is terminated by the Company without Cause, the Company shall continue to pay Executive as severance, Executive’s then-effective Base Salary for a period of six (6) months beginning on the date such termination becomes effective (such payments, the Company’s “Severance Obligations”); provided, that Executive executes a full and final release in a form reasonably satisfactory to the Company for any and all claims against the Company predating Executive’s execution of such release. Any and all payments of Severance Obligations shall be less applicable withholding and deductions. Further, Executive shall have twelve (12) months to exercise vested stock options.

9. Restrictive Covenants.

(a) Executive’s Acknowledgment. Executive acknowledges that: (i) the Company is and will be engaged in its business during the Employment Period and thereafter; (ii) Executive is one of a limited number of persons who is and will be developing the business and will, during the Employment Period, have frequent and prolonged interactions with all customers and suppliers of the Company with respect to matters significantly affecting the business relationship between those customers and suppliers and the Company; (iii) Executive occupies a position of trust and confidence with the Company and is familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and its business; and (iv) the agreements and covenants contained in this Section 9 are essential to protect the Company and the goodwill of the business and are a condition precedent to the Company entering into this Agreement. Executive acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon him by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information and goodwill of the Company now existing or to be developed or created in the future.

(b) Non-Solicitation. Executive will not, during the Restricted Period, directly or indirectly (whether as an owner, partner, shareholder, member, agent, officer, director, manager, employee, independent contractor, consultant, or otherwise) with or through any individual or entity:

(i) solicit for employment or engagement, or identify for another person or entity to employ, engage or solicit for employment or engagement, any individual who is, or was at any time during the twelve (12) month period immediately preceding any such action, an employee of the Company, or otherwise seek to adversely influence or alter any such employee’s relationship with the Company;

(ii) employ or engage any individual who is, or was at any time during the twelve (12) month period immediately preceding any such action, an employee of the Company; or

(iii) solicit or encourage any individual or entity that is, or was during the twenty-four (24) month period immediately preceding any such action, a current or prospective customer, supplier or vendor of the Company (A) to terminate or otherwise adversely alter his, her or its relationship with the Company or (B) for any purposes which are competitive with Company’s business.

(c) Executive Written Materials. All files, letters, memos, reports, sketches, drawings, laboratory notebooks, testing results, or other written materials developed or created by the Executive in furtherance of performing his services under this Agreement (collectively, “Executive Written Materials”) shall be the property of the Company and shall be delivered to the Company upon request. The Executive shall be entitled to retain an archival copy of the Executive Written Materials subject to his confidentiality obligations hereunder.

(d) Exclusivity; Non-Compete. During the Term and (except in the case of the Executive’s death, permanent disability, or termination by the Company without Cause) the Restricted Period, the Executive shall not provide services or assistance to, or have any ownership or other financial interest in, any enterprise engaged in any activity competitive with any then current or contemplated (and known to Executive at the time of such termination) technology or products of the Company.

(e) Scope/Severability. The parties acknowledge that the Company’s business is and will be conducted throughout the Restricted Territory and thus the covenants in this Section 9 would be ineffective if the covenants were to be limited to a particular geographic area within the Restricted Territory. If any court of competent jurisdiction at any time deems the Restricted Period too lengthy, or the Restricted Territory too extensive, or any of the covenants set forth in this Section 9 otherwise not fully enforceable, the other provisions of this Section 9, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances but not in excess of the territory provided for herein).

10. Equitable Remedies. Executive acknowledges and agrees that the agreements and covenants set forth in Section 9 of this Agreement are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages or the necessity of showing that monetary damages are an inadequate remedy. Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11. Assistance. From and after the date hereof (including after the termination of Executive’s employment with the Company for any reason), Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company, as the Company may reasonably request, in connection with any litigation, claim, or other dispute in which the Company is or may become a party, provided that following termination of Executive’s employment with the Company, any such assistance shall not unreasonably interfere with Executive’s personal or business affairs. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 11.

12. Definitions. The following terms used herein shall have the definitions set forth below:

“Restricted Period” means twelve (12) months following the date of termination.

“Restricted Territory” means worldwide.

13. Effect of Prior Agreements. Unless otherwise provided herein, this Agreement contains the entire understanding between the Company and Executive relating to the subject matter hereof and, as of the Effective Date, will supersede any prior employment agreement between Executive and the Company and any other agreement relating to the subject matter hereof between Executive and the Company. Executive acknowledges that he is not relying and has not relied on any oral or written statements, promises, representations or warranties (whether made by the Company or any equity holder, director, officer, employee, agent or other representative of the Company or otherwise) that are not expressly set forth in this Agreement and those documents expressly referred to herein. For the avoidance of doubt, the non-solicitation and other restrictive covenants contained in this Agreement shall be in addition to, and not in lieu of, and shall not in any way limit or be limited by, any restrictive covenant covering similar subject matter contained in any other agreement to which Executive is a party, including but not limited to, any asset purchase agreement, equity subscription agreement or stockholder or operating agreement with respect to any equity interest in the Company.

14. Confidential Information and Intellectual Property Assignment Agreement. Notwithstanding anything herein to the contrary, the terms of that certain Confidential Information and Intellectual Property Assignment Agreement, dated as of the date hereof, between Executive and the Company are hereby incorporated by reference.

15. Withholding and Deductions. All amounts payable to Executive (or his estate, as applicable) pursuant to this Agreement shall be subject to such withholding and deductions by the Company as required by law and the applicable benefit plans of the Company.

16. Code Section 409A. The Company and Executive agree that this Agreement and the rights granted to Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code. Accordingly, the parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of Code. However, the Company does not guarantee any particular tax effect of payments under this Agreement, and in no event shall the Company have any obligation to “gross-up” or otherwise compensate Executive with respect to any tax effect of payments under this Agreement. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Executive’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

17. Modification and Waiver. This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the parties hereto. No written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. No failure of any party hereto to exercise any right or remedy given to such party under this Agreement or otherwise available to such party hereto or to insist upon strict compliance by any other party hereto with its or his obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

18. Indemnification. The Company hereby indemnifies Executive to the maximum extent provided in the Company’s By-Laws and organizational documents, as currently in effect. Executive shall be entitled to coverage under the directors and officers liability insurance on terms no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company and which the Company shall maintain with minimum coverage of One Million Dollars ($1 million).

19. Severability. Without limiting Section 9(c): (i) if, for any reason, any provision of this Agreement is held invalid, such invalidity will not affect any other provision of this Agreement, and each provision will, to the full extent consistent with law, continue in full force and effect and (ii) if any provision of this Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Agreement, will, to the full extent consistent with law, continue in full force and effect.

20. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be given by delivery in person, by facsimile transmission, by email, by overnight courier or by registered or certified mail, postage prepaid to the address set forth below or such other address as such party may give to the other parties by notice pursuant to this Section 20. Notice shall be deemed given on (a) the date such notice is personally delivered, (b) the date of scheduled delivery if sent by overnight courier, or (c) the date such notice is transmitted by facsimile or email, if such transmission is prior to 5:00 p.m. Eastern Time on a business day, or the next succeeding business day if such transmission is after 5:00 p.m. Eastern Time.

If to the Board or the Company:	Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938 E-Mail: [Omitted pursuant to Item 601(a)(6)]
If to Executive:	Yuval Mika Address: [Omitted pursuant to Item 601(a)(6)] E-Mail: [Omitted pursuant to Item 601(a)(6)]

21. Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

22. Headings. The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.

23. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware, over any suit, action or proceeding, whether at law or in equity, arising out of or relating to or concerning this Agreement. Each party hereto agrees that it will not challenge the applicability of the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), in any suit or proceeding regarding the validity, interpretation, performance, or enforcement of any provision of this Agreement, regardless of who initiates such suit or proceeding.

24. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY, PROVIDED, HOWEVER, THAT THE PARTIES HERETO AGREE THAT SUCH WAIVER SHALL NOT BE DEEMED TO CONSTITUTE A WAIVER OF ADJUDICATION BY A COURT HAVING APPROPRIATE JURISDICTION.

25. Non-Assignability/Binding Effect. This Agreement shall not be assignable by either party without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of Executive, the Company, and their respective successors and permitted assigns.

26. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

27. Survival. Termination of the Employment Period in accordance with Section 8 will not affect the provisions of Section 3(a) or Sections 9 through 28 of this Agreement, each of which shall survive such termination.

28. Counterparts. This Agreement may be executed in separate counterparts and may be executed and delivered by facsimile or other electronic delivery, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

[Remainder of Page Intentionally Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the date first above written.

ORCHESTRA BIOMED, INC.:

By:	/s/ Todd Van Emburgh
Name:	Todd Van Emburgh
Title:	President

EMPLOYEE:

/s/ Yuval Mika
Yuval Mika

[Signature Page to Employment Agreement]